EXHIBIT 99.1

NEWS RELEASE

Contact:	Media Contacts:
Susan Hager	Karen L. Bergman or
Senior Director, Investor Relations and	Michelle Corral
Corporate Communications	BCC Partners (US)
+1.781.431.9019	+1.650.575.1509 or +1.415.794.8662
shager@coleypharma.com	kbergman@bccpartners.com
mcorral@bccpartners.com

For Immediate Release

Coley Pharmaceutical Group Broadens Leading Toll-like Receptor (TLR) Platform

Through Strategic Acquisition of 3M Company’s TLR Therapeutic

Research and Development Programs

Acquisition Includes Small Molecule Compounds Targeting TLR7 and TLR8, and

Extensive Intellectual Property Estate

Wellesley, MA, June 11, 2007 – Coley Pharmaceutical Group, Inc. (Nasdaq: COLY) today announced that it has entered into an agreement with 3M Company (NYSE: MMM) to acquire the majority of their therapeutic Toll-like receptor (TLR) cancer programs. The acquisition includes a pipeline of clinical and preclinical small molecule candidates targeting TLR7 and TLR8, as well an extensive intellectual property estate of more than 200 issued and several hundred pending patents and an extensive library of approximately 10,000 small molecule compounds that stimulate TLR7 and TLR8. Coley anticipates initiating Phase I/II clinical trials in a cancer indication in 2008 with one of the newly-acquired TLR small molecules.

Under the terms of the agreement, 3M will receive guaranteed cash payments totaling $20 million over a three year period, including an immediate payment of $5 million. In addition, 3M could potentially receive milestone payments, as well as royalties from the sale of any products that are developed and commercialized in association with this acquisition.

As part of the acquisition, Coley gains clinical and late preclinical-stage small molecule compounds for the treatment of cancer and other possible indications such as asthma and allergic disorders, viral diseases and certain dermatological diseases. The acquisition complements Coley’s dominant patent estate in TLR9-targeted drugs by adding robust intellectual property and broad freedom to operate rights in the area of TLR7- and TLR8-targeted agents.

“The acquisition of 3M’s small molecule TLR program is consistent with Coley’s business strategy to diversify our drug pipeline beyond TLR9-targeted compounds and to extend our leadership position in the development of next generation TLR Therapeutics for the potential treatment of cancers and other large unmet medical needs,” said Robert L. Bratzler, Ph.D., President and Chief Executive Officer of Coley Pharmaceutical Group. “It also provides clinical-stage compounds, which we can develop independently, thereby leveraging our proven expertise in the development of TLR-targeted drugs.”

In late 2006, 3M Company sold much of its pharmaceuticals business, including Aldara™ (imiquimod), but retained most of its TLR development platform. Coley is acquiring the majority of those remaining rights with the exception of certain fields and several small molecules. The lead molecule in this portfolio was studied by 3M in several Phase I/II monotherapy clinical trials in cancer. It has demonstrated pharmacological activity and has been administered safely at clinically relevant doses to more than 100 subjects.

2007 Financial Guidance Update

With the acquisition of this clinical program, patent estate and compound library from 3M, Coley expects to record a $20 million charge for acquired in process research & development in its financial statements for the second quarter of 2007. As a result, Coley has amended its full year 2007 net loss guidance to incorporate this charge to research and development expenses. Coley now expects its full-year net loss to be approximately $45 million to $49 million, with research and development expenses expected to be approximately $59 million.

Cash burn guidance remains unchanged as a result of today’s announcement and is estimated to be between $35 million and $39 million in 2007, resulting in unrestricted cash and investments estimated to be in the range of $68 million to $72 million at the end of 2007.

Investor Call

Coley will be hosting a conference call and webcast on Tuesday, June 12, 2007 at 8:30 a.m. U.S. Eastern Daylight Time with company management to discuss the acquisition of 3M’s therapeutic Toll-like receptor (TLR) cancer programs.

To access the live audio broadcast or the subsequent archived recording, visit the Investor Center section of the Coley website located at www.coleypharma.com. Please log onto Coley’s website several minutes prior to the start of the call to ensure adequate time for any software download that may be required. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com and institutional investors can access the call via www.streetevents.com.

Investors may participate in the conference call by dialing either + 800-322-5044 in the U.S. or + 617-614-4927 outside the U.S. and typing in the passcode 29665760. A replay of the call may also be accessed via telephone by dialing + 888-286-8010 (U.S.) or + 617-801-6888 (international) with the passcode 76920136. The archived webcast and replay of the call will be available June 26, 2007.

About Coley Pharmaceutical Group

Coley Pharmaceutical Group, Inc. is an international biopharmaceutical company, headquartered in Wellesley, Massachusetts, USA, that discovers and develops TLR Therapeutics™, a new class of investigational drug candidates that direct the human immune system to fight cancers, allergy and asthma disorders and to enhance the effectiveness of vaccines. Coley has established a pipeline of TLR Therapeutic product candidates currently advancing through clinical development with partners and has additional product candidates in preclinical development. Coley has product development, research and license agreements with Pfizer, sanofi-aventis, GlaxoSmithKline, Merck, Novartis Vaccines and the United States government. For further information on Coley Pharmaceutical Group please visit www.coleypharma.com.

Safe Harbor Statement

Certain statements in this news release concerning Coley’s business are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, those relating to Coley’s ability to develop or commercialize products from the acquisition of 3M’s intellectual property estate relating to TLRs. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Coley might make or by known or unknown risks and uncertainties, including, but not limited to: the early stage of product development; uncertainties as to the future success of ongoing and planned clinical trials; the risk that results from early stage clinical trials may not be indicative of results in later stage trials; the unproven safety and efficacy of products under development; intellectual property rights and litigation; competitive products; and other risks identified in Coley’s filings with the Securities and Exchange Commission including, but not limited to, Coley’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Coley undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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